Exhibit 10.1

Verizon Wireless Retention Incentive Agreement

Verizon Wireless (“Verizon Wireless”) hereby offers you eligibility for a special retention incentive. The terms and conditions of the retention incentive are set forth in this cover sheet and in the attached Retention Incentive Agreement.

Name of Recipient:	Roger Gurnani

Retention Incentive:	$150,000

Retention Incentive
Vest Date:	$50,000 on 10/1/06
$50,000 on 10/1/07
$50,000 on 10/1/08

By signing this cover sheet, you agree to all the terms and conditions described in the attached Retention Incentive Agreement.

/s/ Roger Gurnani	September 23, 2005

Recipient	Date

/s/ Martha Delehanty	September 23, 2005

Approved by	Date

Verizon Wireless Retention Incentive Agreement

Eligibility to Receive a Retention Incentive Payment

Subject to the terms of this Agreement, your retention incentive will vest 33.3% on October 1, 2006, 33.3% on October 1, 2007 and 33.3% on October 1, 2008 (“Retention Incentive Vest Date”) provided you are employed in good standing in your current position by Verizon Wireless until the Retention Incentive Vest Date. “In good standing” means that you are either actively at work or on an approved vacation or leave of absence until the Retention Incentive Vest Date. It also means that your performance ratings are satisfactory and that there are no disciplinary actions pending

If employment is terminated for “Cause”, as defined in your Employment Agreement, effective April 3, 2003, you will not be eligible for any retention incentive payment. In addition, the retention incentive will vest in full at the time of your death, or your total and permanent disability, or involuntary termination of your employment/ services with Verizon Wireless* (provided that such termination is not for cause), if such event occurs on or before the Retention Incentive Vest Date. Verizon Wireless, in its sole discretion, may require you or your estate to sign a standard release in such circumstances.

*	A transfer of employment from one company operating as Verizon Wireless to another company operating as Verizon Wireless will not result in the vesting of the retention incentive under this Agreement.

Withholding Taxes

This retention incentive, which will not be grossed up, is subject to state, local, and federal income tax withholding, social security withholding, and other applicable taxes at the time of payment. Deductions for personal allotments (e.g. United Way) will not be made from the retention incentive payment.

Impact Upon Benefits

The retention incentive payment will not be considered toward the calculation of any benefits including pension, short-term disability, long-term disability, severance, etc. Your eligibility for a retention incentive will not effect your eligibility for severance pay, which will be governed by the applicable severance plan then in effect.

There will be no duplication of any payment under this Agreement and any other retention or stay incentive under any other program, agreement, or arrangement for the period covered by this agreement. In other words, your payment under this Agreement will be offset by the portion of any other retention or stay incentive to which you are entitled that relates to the retention period under this Agreement.

“At Will Employment”

Neither your retention incentive nor this Agreement shall be construed as a guarantee of, an agreement for, or entitlement to continued employment with Verizon Wireless or other entity. Your employment is “at will” and both you and Verizon Wireless each have the independent right to terminate your employment at any time, with or without cause.

Confidentiality Agreement

By signing the cover sheet of this Agreement, you agree not to discuss this retention incentive with any other person except your immediate supervisor, your spouse or your personal financial, tax or legal advisor and me. Breach of this confidentiality agreement will result in the forfeiture of the retention incentive. Also, you will be subject to disciplinary action up to and including termination of your employment.

This Agreement constitutes the entire understanding between you and Verizon Wireless regarding this retention incentive. Any prior agreements, commitments or negotiations concerning this retention incentive are superseded. This Agreement may be amended only by another written agreement signed by both parties.

By signing the cover sheet of this Agreement, you agree to all the terms and conditions described in this document.

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